Exhibit (a)(8)

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER


     AMENDMENT NO. 1 ("Amendment No. 1") dated as of November 10, 1999, to the Agreement and Plan of Merger (the "Agreement") dated as of October 17, 1999, among Comair Holdings, Inc., a Kentucky corporation (the "Company"), Delta Air Lines, Inc., a Delaware corporation ("Buyer"), and Kentucky Sub, Inc., a Kentucky corporation and an indirect wholly-owned subsidiary of Buyer ("Merger Subsidiary").

     WHEREAS, the Company, Buyer and Merger Subsidiary have each determined that it is in their respective best interests, and the best interests of their respective stockholders, to amend the Agreement as hereinafter set forth;

     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1. Amendment of Section 6.02(c) of the Agreement. Section 6.02(c) of the Agreement is hereby amended by deleting the clause "and the fee payable pursuant to Section 11.04 is paid to Buyer" from the last sentence of the first paragraph thereof.

     SECTION 2. Amendment of Section 10.01 of the Agreement. Section 10.01 of the Agreement is hereby amended by (i) deleting the proviso occurring at the end of paragraph (d) thereof and (ii) deleting the last paragraph thereof.

     SECTION 3. Amendment of Section 11.04 of the Agreement. Section 11.04 of the Agreement is hereby amended and restated to read in its entirety as follows:

          "SECTION 11.04. Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense."

     SECTION 4. Confirmation of Agreement. Except as expressly amended by this Amendment No. 1, all terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.






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     SECTION 5. Governing Law. This Amendment No. 1 shall be construed in accordance with and governed by the laws of the Commonwealth of Kentucky, except the conflicts of laws provisions thereof.

     SECTION 6. Counterparts; Effectiveness. This Amendment No. 1 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment No. 1 shall become effective when each party hereto shall have received counterparts hereof signed by all of the parties hereto.







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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                              COMAIR HOLDINGS, INC.


                              By: /s/ Randy D. Rademacher
                                 ----------------------------------------------
                                 Name:  Randy D. Rademacher
                                 Title: Senior Vice President Finance and
                                        Chief Financial Officer


                              DELTA AIR LINES, INC.


                              By: /s/ Edward H. West
                                 ----------------------------------------------
                                 Name:  Edward H. West
                                 Title: Executive Vice President and Chief
                                        Financial Officer


                              KENTUCKY SUB, INC.


                              By: /s/ M. Michele Burns
                                 ----------------------------------------------
                                 Name:  M. Michele Burns
                                 Title: Vice President and Treasurer